NEWS RELEASE Release Date: April 26, 2006 at 7:00 a.m. EST

KNBT BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS
AND INCREASED QUARTERLY DIVIDEND
________________________

Lehigh Valley, PA (April 26, 2006) — KNBT Bancorp, Inc. (NASDAQ/NMS: “KNBT”), the holding company for Keystone Nazareth Bank & Trust Company (the “Bank”), today reported net income of $5.5 million for the quarter ended March 31, 2006, an increase of $650,000 or 13.5% compared to net income of $4.8 million for the quarter ended March 31, 2005. KNBT’s diluted earnings per share increased 11.8% to $0.19 for the quarter ended March 31, 2006, compared to $0.17 for the first quarter of 2005.

KNBT also announced that its Board of Directors declared a dividend of $0.08 per share payable on June 1, 2006 to shareholders of record on May 15, 2006. The dividend reflects an increase of 14.3% in the dividend rate from KNBT’s previous rate of $0.07 per share.

During the first quarter of 2006, KNBT repurchased 937,900 shares of common stock at an average cost of $16.25 per share. At March 31, 2006, there were 1,414,883 shares remaining to be repurchased pursuant to KNBT’s second stock repurchase program authorizing the repurchase of 3,151,297 shares.

Scott V. Fainor, President and Chief Executive Officer of KNBT, stated, “I am pleased by the results for the first quarter and the continued progress that we have made on our key strategic initiatives, including the completion of the acquisition of Paragon Group, Inc. and the formation of the KNBT Wealth Management Group. Like all banks, we are challenged by a very difficult interest rate environment. Nonetheless, I am gratified that we were able to modestly improve our net interest margin for the quarter. We are dedicated to delivering unmatched personal service to our customers and enhanced shareholder value, as demonstrated by the increase in the quarterly cash dividend and our continued stock buyback program.”

Net Interest Income and Net Interest Margin

Net interest income increased by $2.6 million or 16.1% to $18.7 million for the first quarter of 2006 compared to $16.1 million in the first quarter of 2005. Average interest-earning assets increased by $474.2 million to $2.7 billion for the quarter ended March 31, 2006 compared to $2.2 billion for the quarter ended March 31, 2005. The increase reflects the completion of the Northeast Pennsylvania Financial Corporation (“NEPF”) acquisition on May 19, 2005 and the organic growth of KNBT’s franchise.

The net interest margin on a tax-equivalent basis for the quarter ended March 31, 2006 increased to 2.89% compared to 2.82% for the fourth quarter of 2005 and declined from 3.05% compared to the first quarter of 2005. The continuing flat yield curve and the cost of short-term funding are still the prime reasons for historically low margins.

KNBT presents its net interest margin on a tax equivalent basis because management believes that such a presentation provides information that is more useful for a proper understanding of KNBT’s operating results. These disclosures should neither be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Without the adjustment for tax-free income, the net interest margin was 2.80%, 2.74% and 2.94% for the quarters ending March 31, 2006, December 31, 2005 and March 31, 2005, respectively.

Provision for Loan Losses and Related Allowance for Loan Losses

The provision for loan losses for the quarter ended March 31, 2006 was $750,000 compared to $852,000 for the quarter ended December 31, 2005 and $734,000 for the quarter ended March 31, 2005. At March 31, 2006, KNBT’s total non-performing assets were $8.5 million compared to $9.2 million at December 31, 2005. This decrease was primarily due to reductions in non-performing residential mortgages. The ratio of non-performing assets to total assets was 0.28% at March 31, 2006 compared to 0.30% at December 31, 2005. At March 31, 2006, KNBT’s allowance for loan losses equaled 194.46% of its non-performing loans and 1.07% of its total loans.

Non-Interest Income and Non-Interest Expense

Non-interest income was $8.9 million for the first quarter of 2006, an increase of $4.5 million or 100.9% compared to the first quarter of 2005. Income from trust and investment services increased $974,000 due to the expanded operations of KNBT’s Trust Department that included the NEPF acquisition and activity for one month of the Trust Company of Lehigh Valley (“TCLV”) acquired on February 28, 2006 and the expanded brokerage services provided by KNBT Securities. Caruso Benefits Group, Inc. (“Caruso”) which was acquired on April 1, 2005, added $1.3 million to non-interest income and $648,000 was contributed by Higgins Insurance Services, a subsidiary acquired in the NEPF acquisition. Also contributing to the increase in non-interest income was a $1.2 million gain on the extinguishment of debt acquired through the NEPF acquisition and an increase of $532,000 in deposit service charges. The increases in non-interest income were offset by a decrease in investment security gains of $294,000 and a decrease in gain on sale of loans of $170,000.

Non-interest expense was $19.4 million for the quarter ended March 31, 2006, an increase of $5.9 million or 44.2% compared to the first quarter for 2005. The increase during the first quarter of 2006 was largely due to the inclusion of NEPF and Caruso in KNBT’s operations, as well as TCLV for one month. The Company recognized expense related to stock options of $277,000 in the first quarter as a result of the adoption of FASB Statement No. 123®, Share-Based Payment.

Income Tax Expense

Income tax expense for the quarter ended March 31, 2006 increased $480,000 or 30.2% from the same period in 2005 due to the increase in income and reduced levels of tax-exempt income. The effective tax rates were 27.4% for the first quarter of 2006 and 24.8% for the first quarter of 2005.

Balance Sheet Overview

KNBT’s total assets were $3.0 billion at March 31, 2006 a decrease of $79.8 million or 2.6% as compared to December 31, 2005.

Total loans equaled $1.5 billion at March 31, 2006, an increase of $8.4 million or 0.6% compared to December 31, 2005. Deposits increased $23.1 million or 1.25% at March 31, 2006 to $1.9 billion compared to December 31, 2005. During the first quarter of 2006 loans grew at an annualized rate of 2.3% and deposits grew at an annualized rate of 5.0%. Advances from the Federal Home Loan Bank (“FHLB”) declined $45.5 million or 6.5% to $659.6 million at March 31, 2006 compared to $705.1 million at December 31, 2005 due to maturing advances. Other borrowings, primarily consisting of repurchase agreements, declined $40.0 million or 52.1% to $36.9 million at March 31, 2006 as compared to $76.9 million at December 31, 2005. The prepayment of repurchase agreements, which were acquired in the NEPF acquisition, was precipitated by an analysis of KNBT’s funding and cash flow requirements that allowed KNBT to redeem them at a price less than face value.

KNBT’s total shareholders’ equity decreased by $16.8 million to $359.8 million at March 31, 2006 compared to $376.6 million at December 31, 2005. The decrease was primarily the result of repurchases of KNBT common stock in connection with the Company’s stock repurchase program and the payment of dividends. During the quarter ended March 31, 2006, the Company repurchased $15.2 million of its common stock and paid cash dividends of $2.0 million. Another factor contributing to the decline was a decrease in accumulated other comprehensive income of $6.0 million relating to a decline in unrealized gains on investment securities available-for-sale. Adding to shareholders’ equity was $5.5 million in net income for the period ending March 31, 2006.

About KNBT Bancorp, Inc.

KNBT Bancorp, Inc. is the parent bank holding company for Keystone Nazareth Bank & Trust Company. Keystone Nazareth Bank & Trust Company is a Pennsylvania-chartered savings bank headquartered in Bethlehem, Pennsylvania with 58 branch offices in Lehigh, Northampton, Carbon, Monroe, Luzerne, Columbia and Schuylkill Counties, Pennsylvania.

Website: www.knbt.com

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone
Nazareth Bank & Trust Company, 610-861-5000

Eugene T. Sobol, Senior Executive Vice President, Chief Financial Officer and Treasurer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT Bancorp, Inc. (“KNBT” or the “Company”) management’s intentions, plans, beliefs, expectations or opinions or with respect to the operation of Caruso, NEPF, and the TCLV. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of KNBT and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	Economic and competitive conditions which could affect the volume of loan originations, deposit flows and real estate values;

•	The levels of non-interest income and expense and the amount of loan losses;

•	Revenues following the acquisitions of Caruso, NEPF and TCLV are lower than expected;

•	Costs or difficulties related to the integration of TCLV into KNBT are greater than expected;

•	Competitive pressure among depository institutions increases significantly;

•	Changes in the interest rate environment may reduce interest margins;

•	General economic conditions, either nationally or in the markets in which KNBT is doing business, are less favorable than expected;

•	Acquisitions may result in large one-time charges to income, may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated and may result in unforeseen integration difficulties;

•	Legislation or changes in regulatory requirements adversely affect the business in which KNBT is engaged; and

•	Other factors discussed in the documents filed by KNBT with the Securities and Exchange Commission (“SEC”) from time to time.

These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. KNBT undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

	KNBT Bancorp, Inc.
	Consolidated Statements of Income
		(unaudited)
		For the Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2006	2005	2005	2005	2005
		(in thousands except per share data)
Interest income	$36,271	$37,129	$36,444	$31,611	$26,966
Interest expense	17,536	17,959	16,282	13,551	10,827

Net interest income	18,735	19,170	20,162	18,060	16,139
Provision for loan losses	750	852	660	534	734

Net interest income after
provision for loan losses	17,985	18,318	19,502	17,526	15,405
Non-interest income:
Deposit service charges	2,186	2,285	2,270	2,000	1,654
Securities gains	138	44	270	24	432
Gains on extinguishment of debt	1,179	—	—	—	—
Trust and investment services income	1,920	1,528	1,199	988	946
Bank-owned life insurance	774	790	783	712	652
Benefits group	1,277	1,315	1,257	1,516	—
Other	1,450	1,704	1,983	1,316	758

Total non-interest income	8,924	7,666	7,762	6,556	4,442
Non-interest expenses:
Salaries, wages and employee benefits	10,674	10,259	9,997	9,479	7,848
Net occupancy and equipment expense	3,107	3,018	2,912	2,476	2,113
Other	5,576	5,145	5,469	5,015	3,464

Total non-interest expense	19,357	18,422	18,378	16,970	13,425

Income before income taxes	7,552	7,562	8,886	7,112	6,422
Income tax expense	2,072	2,111	3,579	1,874	1,592

Net income	$5,480	$5,451	$5,307	$5,238	$4,830

Per Common Share Data

Weighted average common shares- diluted	28,425,764	29,635,769	29,734,426	29,630,725	28,537,778
Weighted average common shares- basic	28,045,012	28,927,609	29,681,764	29,358,352	28,226,035
Net income per share- diluted	$0.19	$0.19	$0.18	$0.18	$0.17
Net income per share- basic	$0.20	$0.19	$0.18	$0.18	$0.17
Book value	$13.03	$13.19	$13.27	$13.54	$13.16

	KNBT Bancorp, Inc.
	Asset Quality
	(unaudited)
		At Period End or
		For the Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2006	2005	2005	2005	2005
		(dollars in thousands)
Non-accruing loans	$6,951	$6,839	$6,308	$5,702	$3,768
Accruing loans 90 days
or more past due	1,258	2,167	2,108	1,218	292

Total non-performing loans	8,209	9,006	8,416	6,920	4,060
Other real estate owned	242	162	388	319	—

Total non-performing assets	$8,451	$9,168	$8,804	$7,239	$4,060

Total non-performing loans
as a percentage of loans, net	0.56%	0.61%	0.58%	0.49%	0.40%
Total non-performing loans
as a percentage of total assets	0.27%	0.29%	0.27%	0.22%	0.17%
Total non-performing assets
as a percentage of total assets	0.28%	0.30%	0.28%	0.23%	0.17%
Allowance for loan losses,
beginning of period	$15,964	$15,754	$15,760	$10,450	$10,461
Reserve received in merger	—	—	—	5,281	—
Provision for loan losses	750	852	660	534	734
Total charge offs	(836)	(734)	(729)	(658)	(763)
Recoveries on loans previously
charged-off	85	92	63	153	18

Net loans charged off	(751)	(642)	(666)	(505)	(745)

Allowance for loan losses, at
period end	$15,963	$15,964	$15,754	$15,760	$10,450

Allowance for loan losses at period end to:
Average net loans	1.09%	1.10%	1.10%	1.31%	1.03%
Total loans at period end	1.07%	1.08%	1.07%	1.10%	1.01%
Non-performing loans	194.46%	177.26%	187.19%	227.75%	257.39%

	KNBT Bancorp, Inc.
	(unaudited)
	For the Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
Balances (Period End)	2006	2005	2005	2005	2005
		(dollars in thousands)
Assets	$3,002,004	$3,081,809	$3,122,403	$3,115,556	$2,418,580

Total earning assets:	2,646,728	2,731,470	2,765,409	2,790,393	2,215,130
Investment securities	1,142,481	1,206,880	1,256,913	1,336,343	1,098,243
Loans	1,474,158	1,465,764	1,451,609	1,418,225	1,020,592
Commercial	513,891	508,614	506,669	481,540	373,548
Mortgage	484,500	479,351	469,760	461,694	355,884
Consumer	491,730	493,763	490,934	490,751	301,610
Less:Reserve for loan loss	(15,963)	(15,964)	(15,754)	(15,760)	(10,450)
Loans held for sale	—	556	1,806	2,109	954
Other earning assets	30,089	58,270	55,081	33,716	95,341
Goodwill and other intangible assets	133,103	129,918	134,420	136,534	51,270

Total deposits:	1,875,359	1,852,251	1,780,003	1,769,049	1,344,380
Non-interest bearing deposits	202,572	194,549	189,323	183,265	129,354
Interest bearing checking	239,440	233,520	235,019	236,012	180,255
Money market	390,050	395,893	324,976	301,765	254,154
Savings	264,949	264,223	279,556	295,905	211,231
Certificates of deposit	648,386	634,252	619,159	618,661	468,101
IRA & Keogh	124,987	124,814	126,970	128,441	101,285
Brokered CDs	4,975	5,000	5,000	5,000	—

Other borrowings	36,887	76,932	65,695	72,036	24,496
Subordinated debt	38,758	38,872	38,985	39,096	15,464
Federal Home Loan Bank advances	659,615	705,125	814,408	821,165	646,852
Shareholders’ equity	359,773	376,552	385,982	406,001	368,650
		For the Three Months Ended

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
Balances (Daily Average)	2006	2005	2005	2005	2005

		(dollars in thousands)
Assets	$3,018,876	$3,143,896	$3,099,990	$2,764,816	$2,400,263

Total earning assets:	2,672,203	2,797,894	2,780,958	2,496,781	2,197,956
Investment securities	1,178,368	1,226,278	1,302,720	1,210,112	1,126,471
Loans	1,470,654	1,449,526	1,432,866	1,206,453	1,009,517
Commercial	515,424	498,080	491,171	423,911	365,153
Mortgage	480,156	475,352	466,772	404,786	355,885
Consumer	490,956	491,930	490,802	390,708	298,872
Less:Reserve for loan loss	(15,882)	(15,836)	(15,879)	(12,953)	(10,393)
Loans held for sale	559	1,194	1,358	707	1,425
Other earning assets	22,622	120,896	44,014	79,509	60,543
Goodwill and other intangible assets	130,707	130,168	134,620	103,505	51,866

Total deposits:	1,814,393	1,821,061	1,755,257	1,542,357	1,322,272
Non interest bearing accounts	185,614	186,819	182,745	149,867	123,805
Interest bearing checking	229,219	228,339	233,442	207,076	176,622
Money market	370,750	384,030	297,635	276,281	247,648
Savings	260,759	270,277	289,644	252,721	209,538
Certificates of deposit	638,223	620,794	619,572	539,286	463,777
IRA & Keogh	124,849	125,803	127,219	113,669	100,882
Brokered CDs	4,979	5,000	5,000	3,457	—

Other borrowings	68,182	70,559	109,199	43,754	18,732
Subordinated debt	38,831	38,941	39,056	26,661	15,464
Federal Home Loan Bank advances	693,955	796,057	783,036	749,132	651,901
Shareholders’ equity	370,395	382,164	400,508	391,792	377,925
		For the Three Months Ended

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
Ratios	2006	2005	2005	2005	2005

Return on average equity	5.92%	5.71%	5.30%	5.35%	5.11%
Return on average assets	0.73%	0.69%	0.68%	0.76%	0.80%
Net interest margin	2.89%	2.82%	2.99%	3.00%	3.05%
Efficiency ratio	67.52%	66.27%	63.52%	66.18%	62.32%
Shareholders’ equity to total assets	11.98%	12.22%	12.36%	13.03%	15.24%
Tangible equity to total assets	7.65%	8.19%	8.25%	8.91%	13.03%

KNBT Bancorp, Inc.
Consolidated Statements of Income
(unaudited)
	Three Months Ended
	Mar. 31,	Mar. 31,
	2006	2005
	(in thousands, except per share data)
Interest income	$36,271	$26,966
Interest expense	17,536	10,827

Net interest income	18,735	16,139
Provision for loan losses	750	734

Net interest income after
provision for loan losses	17,985	15,405
Non-interest income:
Deposit service charges	2,186	1,654
Securities gains	138	432
Gains on extinguishment of debt	1,179	—
Trust and investment services income	1,920	946
Bank-Owned Life Insurance	774	652
Benefits group	1,277	—
Other income	1,450	758

Total non-interest income	8,924	4,442
Non-interest expense:
Salaries, wages and employee benefits	10,674	7,848
Net occupancy and equipment expense	3,107	2,113
Other expenses	5,576	3,464

Total non-interest expense	19,357	13,425

Income before income taxes	7,552	6,422
Income tax expense	2,072	1,592

Net income	$5,480	$4,830

Net income per share- diluted	$0.19	$0.17
Net income per share- basic	$0.20	$0.17